SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (d) On August 22, 2011, the Board of Directors of World Wrestling Entertainment, Inc. (the “Company”) elected Stuart U. Goldfarb a Director of the Company. Mr. Goldfarb shall serve until the next annual meeting of the Company’s stockholders or his successor shall have been chosen and qualified. Mr. Goldfarb has been determined by the Board to satisfy the independence requirements of applicable New York Stock Exchange and Securities and Exchange Commission rules.

     Since June 2011, Mr. Goldfarb has been President and Chief Executive Officer of Atrinsic, Inc., a publicly held marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb has served as a director of Atrinsic since January 12, 2010. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009 Mr. Goldfarb was President and CEO of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs, and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club, cdnow.com and many more. Prior to that, Mr. Goldfarb was President and CEO of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC, where he held various executive level positions.

     Mr. Goldfarb will serve as a member of our Audit Committee and will be entitled to our normal Board and committee retainer and meeting fees.

Item 8.01. Other Events.

     In connection with Mr. Goldfarb’s joining our Board, we have restructured our committees as follows:

Audit Committee:
Frank A. Riddick, Chair
Stuart U. Goldfarb
Jeffrey R. Speed

Compensation Committee:
David Kenin, Chair
Patricia A. Gottesman
Joseph H. Perkins

Governance & Nominating Committee:
Jeffrey R. Speed, Chair
Joseph H. Perkins
Frank A. Riddick, III

Executive Committee:
Vincent K. McMahon, Chair
Kevin Dunn
Basil V. DeVito, Jr.

Item 9.01	Financial Statements and Exhibits.

	99.1	Press Release dated August 22, 2011.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Vincent K. McMahon
Vincent K. McMahon
Chairman and Chief Executive Officer

Dated: August 22, 2011